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                           NORTH AMERICAN SCIENTIFIC, INC.

                                AMENDED AND RESTATED
                               1996 STOCK OPTION PLAN
                          (AS AMENDED THROUGH APRIL 1998)

     1. PURPOSE OF THE PLAN. Under this 1996 Stock Option Plan (the "Plan") of North American Scientific, Inc. (the "Company") options may be granted to eligible employees, directors and consultants to purchase shares of the Company's capital stock. The Plan is designed to enable the Company to attract, retain, and motivate its employees, directors and consultants by providing for or increasing the proprietary interests of such individuals in the Company. The Plan provides for options which qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as options which do not so qualify ("Nonstatutory Options"). Any option granted under this Plan shall be clearly identified as either an Incentive Option or a Nonstatutory Option.

     2. STOCK SUBJECT TO PLAN. The aggregate number of shares which may be issued under options is 1,500,000 shares of the Company's Common Stock, $0.01 par value ("Common Stock"), subject to the adjustments hereinafter provided. Such number of shares shall be reserved by the Company for options granted under this Plan. The shares which may be issued or delivered under the Plan may be either authorized but unissued shares or treasury shares or partly each. Shares of stock subject to the unexercised portions of any options granted under this Plan which expire or terminate or are canceled may again be subject to options under the Plan.

     3. ELIGIBILITY. The employees eligible to be considered for the grant of Incentive Options hereunder are all employees (including directors) regularly employed by the Company. All such employees and all nonemployed directors or consultants to the Company shall also be eligible to receive Nonstatutory Options hereunder. The Committee referred to in Section 13 will designate, from among the eligible employees, those who will be granted Options and will specify: (i) the number of shares of the Company's common stock each such employee will be entitled to purchase pursuant to the option; and (ii) the nature of an Option as an Incentive Option, a Nonstatutory Option or partly each type of Option. The Committee may make such grants at any time and in any amounts that it, in its discretion, may designate, subject to the other relevant limitations set out in this Plan.

     The number of Option shares granted in a fiscal year to each executive officer whose compensation is subject to reporting on the Company's annual proxy statement (an "Executive Officer") shall not exceed 300,000 shares for any fiscal year during which he or she serves as an Executive Officer.

     4. $100,000 INCENTIVE OPTION EXERCISE LIMITATION. The aggregate fair market value of the stock for which Incentive Options granted to any one eligible employee under this Plan and under all incentive stock option plans of the Company, its parent(s) and any subsidiaries, may by their terms


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first become exercisable during any calendar year shall not exceed $100,000, determining fair market value of the stock subject to any option as of the time that option is granted. If the date on which one or more Incentive Options could be first exercised would be accelerated pursuant to any other provision of the Plan or any stock option agreement referred to in Section 10, or an amendment thereto, and the acceleration of such exercise date would result in a violation of the restriction set forth in the preceding sentence, then notwithstanding any such other provision the exercise date of such Incentive Options shall be accelerated only to the extent, if any, that is permitted under Section 422 of the Code and the exercise date of the Incentive Options with the lowest option prices shall be accelerated first. Any exercise date which cannot be accelerated without violating the $100,000 restriction of this section shall nevertheless be accelerated, and the portion of the option becoming exercisable thereby shall be treated as a nonstatutory option.

     5. OPTION PRICE. The purchase price at which each stock option may be exercised (the "Option Price") shall be such price as the Board of Directors, in its discretion, shall determine, and, in the case of Incentive Options, shall not be less than one hundred percent (100%) of the fair market value per share of the Common Stock covered by the Incentive Option on the date of grant, except that in the case of an Incentive Option granted to an employee who, immediately prior to such grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any subsidiary (a "Ten Percent Employee"), the Option Price shall not be less than one hundred ten percent (110%) of such fair market value on the date of grant. For purposes of this Section 5, the fair market value of the Common Stock shall be determined as provided in Section 11. For purposes of this Section 5, an individual (a) shall be considered as owning not only shares of the Common Stock owned individually but also all shares that are at the time owned, directly or indirectly, by or for the spouse, ancestors, lineal descendants and brothers and sisters (whether by the whole or half blood) of such individual, and (b) shall be considered as owning proportionately any shares owned, directly or indirectly by or for any corporation, partnership, estate or trust in which such individual shall be a shareholder, partner or beneficiary.

     6. EXERCISE OF OPTION. The option agreement may provide for partial exercise in installments. Exercisable options may be exercisable in full or in part. The period of time in which an option may be exercised shall be the period designated in the option. In the case of an Incentive Option such period shall not exceed ten (10) years from the date the option is granted and with respect to a Ten Percent Employee, such period of time shall not exceed five (5) years from the date the Incentive Option is granted. No Nonstatutory Option shall be exercisable after the expiration of ten years from the date of grant. An option to the extent exercisable at any time may be exercised in whole or in part.

     7. PAYMENT OF OPTION PRICE. Payment for stock purchased under any exercise of an option granted under this Plan shall be made in full in cash concurrently with such exercise. Alternatively, such payment may be made in whole or in part with shares of the same class of stock as that then subject to the option, delivered in lieu of cash concurrently with such exercise, the shares so delivered to be valued on the basis of the fair market value of stock (determined in a manner

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provided in Section 11 hereof) provided that the Company is not then prohibited from purchasing or acquiring shares of such stock.

     Notwithstanding the foregoing, the Company shall not be obligated to accept payment of the exercise price pursuant to this Section 7 unless the stock tendered as payment for the exercise price has been held by the optionee for at least six months. The Company also has the discretion to refuse any other method of payment that would cause the Plan or the option agreements issued thereunder to be treated for accounting purposes as creating stock appreciation rights or other "variable stock plan" characteristics which would cause the Company to recognize a charge to earnings.

     8. NONTRANSFERABILITY. Any option granted under this Plan shall by its terms be nontransferable by the optionee other than by will or the laws of descent and distribution and is exercisable during the optionee's lifetime only by him or by his guardian or legal representative.

     9.   TERMINATION OF OPTION.  In the case of Incentive Options:

          a. If the employment or other service to the Company or a subsidiary of an optionee (whether employee, nonemployed director, or consultant) who is not disabled within the meaning of Section 422(c)(6) of the Code (a "Disabled Optionee") is terminated without cause, quits or retires under any retirement plan of the Company or a subsidiary, any then outstanding and exercisable stock option held by such an optionee shall be exercisable, in accordance with the provisions of the stock option agreement referred to in Section 10, by such optionee at any time prior to the expiration date of such stock option or within three months after the date of termination of employment or service, whichever is the shorter period;

          b. If the employment of an optionee who is a Disabled Optionee is terminated without cause or if the service of a nonemployed director or consultant terminates because such individual becomes a Disabled Optionee, any then outstanding and exercisable stock option held by such an optionee shall be exercisable, in accordance with the provisions of the stock option agreement referred to in Section 10, by such an optionee at any time prior to the expiration date of such stock option or within one year after the date of such termination of employment or service, whichever is the shorter period;

          c. Following the death of an optionee during employment or of a nonemployed director or consultant while serving as a director or consultant of the Company or a subsidiary, any outstanding and exercisable stock option held by such an optionee at the time of death shall be exercisable, in accordance with the provisions of the stock option agreement referred to in Section 10, by the person or persons entitled to do so under the will of the optionee, or, if the optionee shall fail to make testamentary disposition of the stock option or shall die intestate, by the legal representative of the optionee at any time prior to the expiration date of such stock option or within one year after the date of death, whichever is the shorter period.

     With respect to Nonstatutory Options:

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          The Committee may specify in the option agreement what restrictions will apply in the event of termination of employment.

     For all options issued hereunder, if the Company terminates the employment of an optionee for cause, all outstanding stock options held by the optionee at the time of such termination shall automatically terminate unless the Board of Directors notifies the optionee that his options will not terminate. A termination "for cause" shall be defined under each written option agreement issued pursuant to Section 10.

     Whether termination of employment or other service is a termination "for cause" and whether an optionee is disabled within the meaning of Section 422(c)(6) of the Code shall be determined in each case, in its discretion, by the Board of Directors and any such determination by the Board of Directors shall be final and binding.

     10. WRITTEN OPTION AGREEMENT. All options granted pursuant to the Plan shall be evidenced by written option agreements. Such option agreements shall comply with and be subject to all of the terms, conditions, and limitations set forth in this Plan and such further provisions, not inconsistent with this Plan, as the Board of Directors shall deem appropriate.

     11. DETERMINATION OF FAIR MARKET VALUE. Fair market value of the Common Stock shall be the closing price of the Common Stock on the NASDAQ National Market (or such successor exchange or automated quotation system upon which the Common Stock becomes listed) on the day prior to the grant.

     12. ADJUSTMENTS. If the outstanding shares of stock of the class then subject to this Plan are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalization, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities for which options may thereafter be granted under this Plan and for which options then outstanding under this Plan may thereafter be exercised. The Board of Directors shall make such adjustments as it may deem fair, just and equitable to prevent substantial dilution or enlargement of the rights granted to or available for optionees. No adjustment provided for in this Section 12 shall require the Company to issue or sell a fraction of a share or other security.

     If any such adjustment provided for in this Section 12 requires the approval of stockholders in order to enable the Company to grant Incentive Options, then no such adjustment shall be made without the required stockholder approval. Notwithstanding the foregoing, in the case of Incentive Options, if the effect of any such adjustment would be to cause the stock option to fail to continue to qualify as an Incentive Option or to cause a modification, extension or renewal of such stock option within the meaning of Section 424 of the Code, the Board of Directors may elect that such adjustment not be made but rather shall use reasonable efforts to effect such other adjustment of each then outstanding stock option as the Board of Directors, in its sole discretion, shall deem equitable and which will not result in any disqualification, modification, extension or renewal (within the meaning of Section 424 of the Code) of such Incentive Option.

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     13.  ADMINISTRATION.  The Plan shall be administered by a committee appointed by the Board of Directors of the Company (the "Committee") which shall be comprised of not less than two members who are "Non-Employee Directors" as defined in Rule 16b-3(b)(3)(i), promulgated under the Securities Exchange Act of 1934, as amended, and who shall each also qualify as an "outside director" for purposes of Section 162(m) of the Code. An individual shall not be a member of the Committee if he has received any options under this Plan during the one year period preceding his proposed appointment to the Committee. Members of the Committee shall not be eligible to receive options granted hereunder at any time. Any vacancy on the Committee shall be filled by appointment by the Board of Directors.

     The Committee may interpret the Plan, prescribe, amend and rescind any rules or regulations necessary or appropriate for the administration of the Plan, and make all determinations, in its discretion, as to which eligible employees will receive options, the number of shares subject to the options and the exercise price. The Committee may make such other determination and take such other action it deems necessary or advisable. Without limiting the generality of the foregoing, the Committee may, in its discretion, treat all or any portion of any period during which a participant is on military or other approved leave of absence from the Company or a subsidiary as a period of employment of such participant by the Company or such subsidiary, as the case may be, for purposes of accrual of his rights under his awards; provided, however, that no Incentive Option may be awarded to an employee while he is on leave of absence.

     14. LIMITATIONS RESPECTING INCENTIVE OPTIONS. It is the intent of the Company to conform strictly to the requirements of Code Section 422 with regard to Incentive Options granted pursuant to this Plan. Therefore, notwithstanding any other provision of this Plan, nothing herein with regard to Incentive Options shall contravene any requirement set forth in Code Section 422 and if inconsistent provisions are otherwise found herein, they shall be deemed void and unenforceable or automatically amended to conform, as the case may be.

     15. RIGHTS AS A STOCKHOLDER. An optionee, or his executor, administrator or legatee if he be deceased, shall have no rights as a stockholder with respect to any stock covered by his option under the date of issuance of the stock certificate to him or such stock after receipt of the consideration in full set forth in the option agreement or as may be approved by the Board of Directors. Except as provided in Section 12 hereof, no adjustments shall be made for dividends, whether ordinary or extraordinary, whether in cash, securities, or other property, for distributions in which the record date is prior to the date for which the stock certificate is issued.

     16. MODIFICATION, EXTENSION AND RENEWAL. Subject to the conditions of, and within the limitations prescribed in, Section 14, hereof, the Board of Directors may modify, extend or renew options which are outstanding as granted under the Plan if otherwise consistent herewith. Notwithstanding the foregoing, no modification shall, without the prior written consent of the optionee, alter, impair or waive any rights or obligations of any option theretofore granted under the Plan.

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     17.  INVESTMENT PURPOSES, ETC.  Prior to the issuance or delivery of any shares of the common stock under the Plan, the person exercising the stock option may be required to (a) represent and warrant that the shares of the Common Stock to be acquired upon exercise of the stock option are being acquired for investment for the account of such person and not with a view to resale or other distribution thereof, (b) represent and warrant that such person will not, directly or indirectly, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any such shares unless the transfer, sale, assignment, pledge, hypothecation or other disposition of the shares is pursuant to effective registrations under the 1933 Act and applicable state or foreign securities laws or pursuant to appropriate exemptions from any such registrations, (c) execute such further documents as may be reasonably required by the Board of Directors upon exercise of the option or any part thereof, including but not limited to stock transfer restrictions. The certificate or certificates representing the shares of the common stock to be issued or delivered upon exercise of a stock option may bear a legend evidencing the foregoing and other legends required by any applicable securities laws. Furthermore, nothing herein or any option granted hereunder shall require the Company or any subsidiary to issue any stock upon exercise of any option if the issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act of 1933, as amended, the California securities laws, or any other applicable rule or regulation then in effect.

     18. NO RIGHT TO CONTINUED EMPLOYMENT. This Plan, and any option granted under this Plan, shall not confer upon any optionee any right with respect to continued employment by or service to the Company or any subsidiary, nor shall they alter, modify, limit or interfere with any right or privilege of the Company or any subsidiary under any employment or service contract heretofore or hereinafter executed with any optionee, including the right to terminate any optionee's employment, directorship, or consultancy service, at any time for or without cause.

     19. DISPOSITION OF INCENTIVE OPTION SHARES. Except (a) as provided in options to the Company and other holders of the stock contained in stock transfer restriction agreements to which the Company is a party, or (b) in connection with reorganizations or other transactions described in Section 12 hereof, no stock acquired by the exercise of an Incentive Option granted under the Plan shall be transferable, otherwise than by will or the laws of descent and distribution, within two (2) years after the date the option was granted or within one (1) year after the transfer of such share of stock to the optionee pursuant to the exercise of the option. Each certificate representing the acquired shares shall bear a legend to this effect.

     20. COMPLIANCE WITH OTHER LAWS AND REGULATIONS. The Plan, the options granted hereunder and the obligation of the Company to sell and deliver stock under such options, shall be subject to all applicable federal and state laws, rules, regulations and to such approvals by any government or regulatory authority or investigative agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of stock prior to (a) the listing of any such stock to be acquired pursuant to the exercise of any option on any stock exchange on which the stock may then be listed, and (b) the compliance with any registration requirements or qualification of such shares under any federal or state securities laws, or obtaining any ruling or waiver from any

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government body which the Company or it subsidiaries shall, in their sole discretion, determine to be necessary or advisable, or which, in the opinion of counsel to the Company or its subsidiaries, is otherwise required.

     21. CORPORATE REORGANIZATIONS. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to options hereunder are changed into or exchanged for cash or property or securities not of the Company's issue, or upon a sale of substantially all the property of the Company to, or the acquisition of stock representing more than eighty percent (80%) of the voting power of the stock of the Company then outstanding by another corporation or person, the Plan shall terminate, and all options theretofore granted hereunder shall terminate, unless provision be made in writing in connection with such transaction for the continuance of the Plan and/or for the assumption of options theretofore granted, or the substitution for such options of options covering the stock of a successor employer corporation, or a parent or a subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event the Plan and options theretofore granted shall continue in the manner and under the terms so provided. If the Plan and unexercised options shall terminate pursuant to the foregoing sentence, all persons entitled to exercise any unexercised portions of options then outstanding shall have the right, at such time prior to the consummation of the transaction causing such termination as the Company shall designate, to exercise the unexercised portions of their options, including the portions thereof which would, but for this Section 21, not yet be exercisable.

     22. WITHHOLDING. If, upon exercise of any Nonstatutory Option (or any Incentive Option which is treated as a Nonstatutory Option because it fails to meet the requirements set forth herein for Incentive Options), the optionee fails to tender payment to the Company for any federal income tax withholding, the Board of Directors shall withhold from the optionee sufficient shares or fractional shares having a fair market value (determined under Section 11) equal to any amount which the Company is required to withhold under the Code.

     23. AMENDMENT AND TERMINATION. The Company may alter, amend, suspend or terminate this Plan, provided that no such action shall deprive an optionee, without his consent, of any option granted to the optionee pursuant to this Plan or of any of such optionee's rights under such option. Except as herein provided no such action of the Company, unless approved by the shareholders of the Company within twelve months prior or twelve months after such action, may:

          a. increase the maximum number of shares for which options granted under this plan may be exercised;

          b.   reduce the minimum permissible exercise price;

          c.   extend the ten-year duration of this Plan set forth herein; or

          d. alter the class of employees eligible to receive options under the Plan.

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     24.  PLAN DATE AND DURATION.  The Plan shall take effect on the date it is adopted by the Board of Directors of the Company. Options may not be granted under this Plan more than ten years after the date of the adoption of this Plan, or of shareholder approval thereof, whichever is earlier.

     25. GOVERNING LAW. All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the state of Delaware except to the extent that Delaware laws are preempted by any federal statute, regulation, judgement or court order, including but not limited to, the Code.